     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 12, 1999
                                          Registration Statement No. 333-______

===============================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       ----------------------------------



                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933



                             AMERISTEEL CORPORATION
             (Exact name of Registrant as specified in its charter)

             FLORIDA                                           59-0792436
  (State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                        Identification Number)


                              5100 W. LEMON STREET
                              TAMPA, FLORIDA 33609
                                 (813) 286-8383
               (Address, including zip code, and telephone number
       including area code, of Registrant's principal executive offices)



                             AMERISTEEL CORPORATION
                1999 AMERISTEEL EMPLOYEE STOCK PURCHASE/SAR PLAN
                            (Full Title of the plan)



                   Phillip E. Casey, Chief Executive Officer
                             AmeriSteel Corporation
                              5100 W. Lemon Street
                              Tampa, Florida 33609
                                 (813) 286-8383
            (Name, address, including zip code, and telephone number
                   including area code, of agent for service)


                                         Proposed Maximum     Proposed Maximum
 Title of Securities     Amount to be   Offering Price Per   Aggregate Offering      Amount of
  to be Registered        Registered        Share(1)               Price          Registration Fee
--------------------    --------------  ------------------   ------------------   ----------------
Class A Common Stock    100,000 shares       $18.00              $1,800,000           $500.40



(1) Estimated pursuant to Rule 457(c), solely for the purpose of calculating the registration fee, based upon the most recently available appraisal of the fair market value of the common stock.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         By this reference, the following documents filed or to be filed by Ameristeel Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated into and made a part of this Registration Statement:


1. The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1999.

2. All documents filed by the Company with the Commission subsequent to the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated into and made a part of this Registration Statement from the date of filing of such documents with the Commission.


ITEM 4.  DESCRIPTION OF SECURITIES.

         The Company has authority under its Articles of Incorporation to issue up to 100,000,000 shares of Class A Common Stock, par value $.01 per share, and up to 22,000,000 shares of Class B Common Stock, par value $.01 per share (together referred to as "Common Stock"). Shares of Class A Common Stock and shares of Class B Common Stock generally carry the same rights, powers, preferences, privileges and limitations, except that Class A Common Stock has one vote per share while Class B Common Stock has two votes per share. As of May 31, 1999, there were no shares of Class A Common Stock outstanding and there are 10,546,044 shares of Class B Common Stock outstanding held of record.

         VOTING RIGHTS -- The holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to two votes per share. Except as otherwise required by law or the Company's Articles of Incorporation, the holders of all classes of Common Stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval. Because of the disproportionate voting rights of the Class B Common Stock, holders of Class B Common Stock may be able to control the outcome of matters submitted to a vote of the Company's stockholders, including the election of directors, when the number of outstanding shares of Class B Common Stock is less than a majority of the number of shares of all classes of Common Stock then outstanding.

         DIVIDENDS -- Holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends at the same rate on a per share basis if, as and when such dividends are declared by the Board of Directors of the Company out of assets or funds legally available therefor. No dividend or other distribution (including redemptions or repurchases of shares of capital stock) may be made if after giving effect to such distribution, the Company would not be able to pay its debts as they become due in the usual course of business, or the Company's total assets would be less than the sum of its total liabilities. In addition, the Company's ability to pay dividends may be limited by the provisions of applicable loan agreements. In the case of a dividend or other distribution payable in shares of a class of Common Stock, including distributions pursuant to stock splits or divisions of Common Stock, only shares of Class A Common Stock may be distributed with respect to Class A Common Stock and only shares of Class B Common Stock may be distributed with respect to Class B Common Stock. The number of shares of each class of Common Stock so distributed shall be equal in number on a per share basis.

         CONVERSION -- Class A Common Stock has no conversion rights. Shares of Class B Common Stock are convertible into Class A Common Stock, in whole or in part, at anytime and from time to time at the option of the holder, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. Each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock on the date on which the number of shares of Class B Common Stock then owned of record by Kyoei Steel, Ltd. ("Kyoei"), its wholly owned subsidiaries and Phillip E. Casey would be entitled to cast fewer than 50% of the aggregate number of votes that would be entitled to be cast by all holders of shares of Common Stock then outstanding at a meeting of such holders. The Company covenants that (i) it will at all times reserve and keep available, out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock issuable upon the conversion of all outstanding shares of Class B Common Stock, (ii) it will cause any share of Class A Common Stock issuable upon conversion of a share of Class B Common Stock that requires registration with or approval of any governmental authority under federal or state law before such shares may be issued upon conversion to be so registered or approved and (iii) it will use its best efforts to list the shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon such national securities exchange upon which the outstanding Class A Common Stock is listed at the time of such delivery.

         RESTRICTIONS ON TRANSFER -- During the time prior to any public offering of shares pursuant to a registration statement filed under the Securities Act of 1933, certain shares of the Company's Common Stock are subject to limitations on transfer. Specifically, any shares of Class A Common Stock acquired under the Company's 1999 Employee Stock Purchase/SAR Plan are subject to a right of first refusal in favor of the Company. Prior to the sale, assignment, transfer, pledge or other disposition of shares of Common Stock, a stockholder must first offer to sell such shares to the Company in accordance with the terms and conditions of the applicable plan.

         OTHER PROVISIONS -- In the event of any dissolution, liquidation or winding up of the affairs of the Company, after payment of the debts and other liabilities of the Company, the remaining assets of the Company will be distributable ratably among the holders of the Class A Common Stock and Class B Common Stock treated as a single class. The holders of the Class A Common Stock and Class B Common Stock are not entitled to preemptive rights. None of the Class A Common Stock or Class B Common Stock may be reclassified, subdivided or combined in any manner unless the other class is simultaneously reclassified, subdivided or combined in the same proportion. The holders of Common Stock have no preemptive rights, no cumulative voting rights and no redemption or sinking fund provisions.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Florida Business Corporation Act, as amended (the "Florida Act"), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation's articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. Under the terms of the Company's Articles of Incorporation and Bylaws, the Company may indemnify any director, officer or employee or any former director, officer or employee to the fullest extent permitted by law.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.


ITEM 8.  EXHIBITS.

Exhibit
Number      Description

 4.1        Articles of Incorporation, as amended to date

 4.2        Amended and restated By-Laws.

 4.3        Form of Class A Common Stock Certificate

 5 Opinion of Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, Professional Association, as to the legality of the Common Stock being registered.

23.1 Consent of Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, Professional Association (contained in Exhibit 5).

23.2        Consent of Arthur Andersen LLP.

24          Powers of Attorney (contained in signature page).


ITEM 9.  UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 12 day of July, 1999.

                                       AMERISTEEL CORPORATION



                                       By:  /s/Tom J. Landa
                                          -------------------------------------
                                            Tom J. Landa
                                            Vice President

         KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors of Ameristeel Corporation, a Florida corporation, for himself or herself and not for one another, does hereby constitute and appoint Phillip E. Casey and Tom J. Landa, and each of them, a true and lawful attorney in his name, place and stead, in any and all capacities, to sign his or her name to any and all amendments, including post-effective amendments, to this registration statement, with respect to the proposed issuance, sale and delivery of shares of its Common Stock, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself or herself hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                           TITLE                                   DATE


/s/ Phillip E. Casey                Chairman of the Board, Chief        July 12, 1999
------------------------------      Executive Officer and Director
Phillip E. Casey                    (Principal Executive Officer)

/s/ Tom J. Landa                    Vice President, Chief Financial     July 12, 1999
------------------------------      Officer and Director
Tom J. Landa

/s/ J. Donald Haney                 Group Vice President, Fabricated    July 12, 1999
------------------------------      Reinforcing Steel, and Director
J. Donald Haney

                                    Vice President, Engineering and
------------------------------      Technology, and Director
Shuzo Hikita

/s/ Koichi Takashima                Director                            July 12, 1999
------------------------------
Koichi Takashima

/s/ Akihiko Takashima               Director                            July 12, 1999
------------------------------
Akihiko Takashima

                                    Director
------------------------------
Hideichiro Takashima

/s/ Ryutaro Yoshioka                Director                            July 12, 1999
------------------------------
Ryutaro Yoshioka


                                  EXHIBIT LIST

Exhibit
 Number      Description

 4.1         Articles of Incorporation, as amended to date

 4.2         Amended and restated By-Laws.

 4.3         Form of Class A Common Stock Certificate

 5 Opinion of Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, Professional Association, as to the legality of the Common Stock being registered.

23.1 Consent of Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, Professional Association (contained in Exhibit 5).

23.2         Consent of Arthur Andersen LLP.

24           Powers of Attorney (contained in signature page).